UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2007

NORCROSS SAFETY PRODUCTS L.L.C.
 (Exact name of registrant as specified in its charter)

Delaware	333-110531	61-1283304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Spring Road, Suite 425, Oak Brook, Illinois 60523
(Address of Principal executive offices, including  Zip Code)

(630) 572-5715
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers.

The Company has entered into an agreement regarding the future retirement of Mr. Kenneth R. Martell from his position as Vice President and General Manager of Salisbury Electrical Safety L.L.C., a subsidiary of the Company, and any other offices, positions and titles he holds with the Company or any of its affiliates.  The effective date of Mr. Martell’s retirement will be March 31, 2008 (the “Resignation Date”).  Assuming Mr. Martell retires on the Resignation Date, he shall be entitled to receive, through the close of business on December 31, 2008, health care benefits and an automobile allowance as currently provided in his employment agreement , and payments totaling $166,500.  Further, assuming Mr. Martell retires on the Resignation Date, his then outstanding options shall be eligible to continue to vest, subject to the satisfaction of certain conditions, during the period beginning on the Resignation Date and ending on December 31, 2008, as if he was still an employee of the Company during such period.  The terms of Mr. Martell’s retirement agreement were conditioned upon his execution and delivery of a general release in favor of the Company and the Company’s parent, Safety Products Holdings, Inc., concurrently with his execution of the retirement agreement.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Letter Agreement regarding Mr. Martell’s future retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2007	NORCROSS SAFETY PRODUCTS L.L.C.

	By:	/s/ David F. Myers, Jr.
	Name:	David F. Myers, Jr.
	Title:	Executive Vice President, Chief Financial
Officer, Secretary and Manager